Exhibit 99.3
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE SPEEDWAY BUSINESS
On August 2, 2020, 7-Eleven, Inc. (“7-Eleven”) entered into a purchase and sale agreement with Marathon Petroleum Corporation (“MPC”) and certain of MPC’s subsidiaries set forth therein pursuant to which 7-Eleven will acquire the assets and liabilities constituting MPC’s convenience store business, including the sale of transportation fuel and the operation of convenience stores (the “Speedway Business”) from MPC (the “Acquisition”). This management’s discussion and analysis of financial condition and results of operations of the Speedway Business (“MD&A”) is provided to assist readers in understanding the results of the operations, financial condition and cash flows of the Speedway Business. The following discussion and analysis of the financial condition and results of operations of the Speedway Business covers periods prior to the consummation of the Acquisition and certain related transactions contemplated in connection with the Acquisition (collectively, the “Transactions”). Accordingly, the discussion and analysis of historical periods does not reflect the impact that the Transactions will have on the Speedway Business. You should read the following discussion of the financial condition and results of operations of the Speedway Business in conjunction with (i) the unaudited combined financial statements of the Speedway Business and the related notes of the Speedway Business as of September 30, 2020, 2019, which is furnished as Exhibit 99.1 to MPC’s Current Report on Form 8-K, dated January 25, 2021 (the “MPC Form 8-K”), and (ii) the audited combined financial statements and related notes of the Speedway Business for the years ended December 31, 2019, 2018 and 2017, which is furnished as Exhibit 99.2 to the MPC Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” set forth below.
The combined financial statements of the Speedway Business have been derived from the consolidated financial statements and accounting records of MPC. We believe that the assumptions underlying the combined financial statements of the Speedway Business are reasonable. However, the combined financial statements of the Speedway Business may not necessarily reflect the results of operations, financial position and cash flows of the Speedway Business for future periods or what they would have been had the Speedway Business been a separate, stand-alone company during the periods presented.
References as used in this MD&A, unless the context requires otherwise, to “Speedway,” “we,” “our,” “us,” and other similar terms refer to the business and operations of MPC’s Speedway transportation fuels and convenience store business (excluding MPC’s direct-dealer retail locations), primarily operated under the Speedway brand, that will be acquired by 7-Eleven in connection with the consummation of the Acquisition before giving effect to the Acquisition.
Corporate Overview
Speedway owns and operates a chain of convenience stores across the U.S., with approximately 3,850 locations primarily under the Speedway brand as of September 30, 2020. Our convenience stores sell transportation fuels and a wide variety of merchandise for our “on-the-go” customers, including beverages, snacks, prepared and pre-packaged foods, health and beauty products, tobacco products and general convenience items. Speedway also owns a 29% interest in PFJ Southeast LLC (“PFJ Southeast”), which is a joint venture between Speedway and Pilot Travel Centers LLC (“PTC”) with 125 travel center locations primarily in the Southeast U.S. Our operations consist of one reportable operating segment.
Background on Speedway Operations
Our margin for transportation fuel (primarily gasoline and diesel), which is the price paid by consumers less the cost of transportation fuels, including transportation and consumer excise taxes, impacts profitability. Transportation fuel prices are volatile and are impacted by changes in supply and demand in the regions where we operate. Numerous factors impact transportation fuel demand throughout the year, including local competition, seasonal demand fluctuations, the available wholesale supply, the level of economic activity in our marketing areas and weather conditions. Demand for transportation fuel is generally higher during the spring and summer months than during the winter months in most of our markets, primarily due to seasonal increases in highway traffic. As a result, the operating results for Speedway for the first and fourth quarters may be lower than for those in the second and third quarters of each calendar year. The margin on merchandise sold at our convenience stores historically has been less volatile and has contributed substantially to our margin.

Exhibit 99.3
Inventories are carried at the lower of cost or market value. Costs of transportation fuels and merchandise are stated under the LIFO inventory costing method and aggregated on a consolidated basis for purposes of assessing if the cost basis of these inventories may have to be written down to market values. As of September 30, 2020, market values for transportation fuel inventories were lower than their cost basis, and, therefore, there is a lower of cost or market (“LCM”) inventory market valuation reserve of $25 million. Based on movements of refined product prices, future inventory valuation adjustments could have an effect on earnings. LCM inventory market valuation reserves are subject to reversal in subsequent periods if prices recover.
The following is a rollforward of store growth for the nine months ended September 30, 2020 and 2019:

Store Count(a)
Stores at 12/31/18	3,923
New store construction	7
Acquisitions(a)	33
Closed	(23)
Sold	(9)
Stores at 9/30/19	3,931

Stores at 12/31/19	3,898
New store construction	12
Closed	(25)
Sold	(31)
Stores at 9/30/20	3,854
(a)Store count excludes franchised store locations.
The following is a rollforward of store growth through December 31, 2019:

Store Count(b)
Stores at 12/31/17	2,744
New store construction	23
Acquisitions(a)	1,176
Closed	(20)
Sold	⸺
Stores at 12/31/18	3,923

New store construction	21
Acquisitions	33
Closed	(33)
Sold	(46)
Stores at 12/31/19	3,898
(a)The 1,098 retail sites acquired from Andeavor are included in Speedway’s results of operations beginning October 1, 2018.
(b)Store count excludes franchised store locations.
In connection with the Acquisition and at the consummation of the Acquisition, 7-Eleven’s wholly owned subsidiary, SEI Fuel Services, Inc. ("SEI Fuels") and MPC’s wholly owned subsidiary, Marathon Petroleum Company LP ("Marathon LP"), will enter into a fuel supply agreement (the “Fuel Supply Agreement”), pursuant to which Marathon LP will provide an amount of fuel to the Speedway Business that will be determined by SEI Fuels and Marathon LP and set forth in the Fuel Supply Agreement. The Fuel Supply Agreement will have an initial term of 15 years, subject to a single renewal term of three additional years, unless either party notifies the other of its non-renewal intent.

Exhibit 99.3
Recent Developments
PTC’s Repurchase of Speedway’s Interest in PFJ Southeast
    On October 30, 2020, PTC provided MPC notice of PTC’s intent to exercise the right to repurchase Speedway’s interest in PFJ Southeast (the “Repurchase Right”) under the limited liability company agreement of PFJ Southeast, pursuant to which PTC will repurchase Speedway’s interest in PFJ Southeast. The repurchase is expected to close in the first quarter of 2021 and Speedway will account for the equity method investment in PFJ Southeast LLC as an asset held for sale in the fourth quarter of 2020.
Acquisition of Andeavor
On October 1, 2018, MPC acquired Andeavor (formerly Tesoro Corporation), an integrated oil and gas refining, logistics and marketing company. The subset of Andeavor’s operations consisting primarily of company-owned and operated convenience stores (collectively, “Andeavor Retail”) is included in the historical results of operations, financial position and cash flows of Speedway. As a part of the acquisition, MPC and Speedway began a fast-paced transformation initiative to convert the acquired locations to the Speedway brand. As of September 30, 2020, 699, or approximately 64%, of the acquired locations have been converted to the Speedway brand and business model. Refer to Note 4 to our audited combined financial statements for further discussion around the financial impact of Andeavor to Speedway’s operations.
Other Acquisitions
During the fourth quarter of 2018, Speedway acquired 78 transportation fuel and convenience store locations from Petr-All Petroleum Consulting Corporation for total consideration of $266 million. These stores are located primarily in the Syracuse, Rochester and Buffalo markets in New York and operated under the
Express Mart brand. Additionally, during the third quarter of 2019, MPC acquired an asphalt terminal and 33 NOCO Express retail stores in Buffalo, Syracuse and Rochester, New York, from NOCO for total consideration of $135 million. The 33 NOCO Express retail stores were integrated into Speedway and are reflected in the Company’s financial results from July 2019, with close occurring over a two-week period from July 15 to July 25. These acquisitions expanded our footprint and assembled workforce in the Syracuse, Rochester and Buffalo markets. Refer to Note 4 to our audited combined financial statements for the year ended December 31, 2019 for further discussion around the financial impact to Speedway’s operations.
Pilot Travel Centers LLC Branding Agreement
Speedway and PTC entered into a diesel branding agreement effective October 1, 2019, pursuant to which PTC supplies, prices and sells diesel fuel at certain Speedway and PTC locations. As of September 30, 2020, this agreement included approximately 350 Speedway and PTC fueling locations across 15 states, including approximately 200 Speedway commercial fueling locations. Under the terms of the agreement, both companies agreed to share the diesel fuel margins captured as a result of the sourcing efficiencies and logistical economies of scale. Refer to Note 4 to our unaudited condensed combined financial statements for the nine months ended September 30, 2020 for further discussion around the financial impact to Speedway’s operations.
COVID-19
In late 2019, a novel strain of coronavirus, COVID-19, was first reported in Wuhan, China. The coronavirus has since spread rapidly to many other countries, including the U.S. Global health concerns relating to the coronavirus pandemic have had significant and widespread effects on the macroeconomic environment, including on the convenience store industry in the U.S. The convenience store industry in particular is experiencing acute challenges related to the COVID-19 pandemic. Our stores have been impacted by a reduction in traffic, changing customer behaviors, reduced store hours and temporary closures, although substantially all impacted stores have re-opened and have returned to normal operating hours as of September 30, 2020. As a result of restrictions related to the COVID-19 pandemic, 40 of our stores were temporarily closed and one of our convenience stores remains temporarily closed as of September 30, 2020. Various state “stay-at-home” orders have negatively impacted fuel demand and overall convenience store traffic and merchandise sales. For example, we experienced significant declines in customer traffic during March and April 2020, with recovery beginning in May 2020. Merchandise margins were impacted due to increased mix of tobacco and alcohol, which carry lower margins than fresh food and

Exhibit 99.3
other general merchandise. At the same time, fuel margins have significantly benefited from the oil commodity market, which has offset our declines in fuel volumes and merchandise gross profit. In addition, convenience store operators have taken measures to increase the safety of employees and customers. We incurred approximately $44 million in incremental expenses related to the COVID-19 pandemic during the nine months ended September 30, 2020, and there is great uncertainty around the duration of the disruption from the pandemic, any worsening of the pandemic and the availability of one or more vaccines. Global economic and political events, supply disruptions, new and changing government regulations and significant decreases in consumer demand (like that caused by the COVID-19 pandemic) could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Results of Operations
The following discussion includes comments and analysis relating to our results of operations for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017. The historical consolidated financial data as of and for each of the three years ended December 31, 2019 has been derived from the audited consolidated financial statements and the notes thereto of the Speedway Business. The unaudited historical consolidated financial data as of and for the nine months ended September 30, 2020 and 2019 has been derived from the unaudited, interim combined financial statements and the notes thereto of the Speedway Business. The unaudited combined financial statements of the Speedway Business have been prepared on the same basis as the audited financial statements the Speedway Business and, in the opinion of the Speedway Business’s management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this data. The Speedway Business’s historical operating results are not necessarily indicative of the results that may be expected for any future period. The historical combined financial statements of Speedway do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as a separate, stand-alone company during the periods presented. Actual costs that may have been incurred if the Speedway Business had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. These amounts include the results of NOCO from the acquisition date forward.

	Nine Months Ended September 30,		9/30/20 vs. 9/30/19 Variance	Year Ended December 31,		12/31/19 vs. 12/31/18 Variance	Year Ended December 31,	12/31/18 vs. 12/31/17 Variance
(In millions)	2020	2019		2019	2018		2017
Revenues and other income:
Sales	$14,672	$20,170	$(5,498)	$26,557	$21,946	$4,611	$19,036	$2,910
Equity investment income	70	58	12	82	74	8	69	5
Diesel branding agreement income	110	⸺	110	28	⸺	28	⸺	⸺
Total sales and other operating income	14,852	20,228	(5,376)	26,667	22,020	4,647	19,105	2,915
Cost of sales(a	11,502	17,120	(5,618)	22,484	18,862	3,622	16,389	2,473
Operating, general and administrative expenses(b)	1,969	2,093	(124)	2,809	2,090	719	1,775	315
Depreciation and amortization(c)	312	285	27	414	321	93	274	47
Income from operations	1,069	730	339	960	747	213	667	80
Other income, net	15	6	9	38	23	15	27	(4)
Interest expense, net	5	4	1	7	1	6	1	⸺
Interest expense, net—related-party	70	87	(17)	111	116	(5)	112	4
Income before income taxes	1,009	645	364	880	653	227	581	72
Income tax expense	259	162	97	221	170	51	44	126
Net earnings	$750	$483	$267	$659	$483	$176	$537	$(54)
(a)Cost of sales includes related party purchases of fuel. Cost of sales excludes depreciation and amortization, which are reflected in a separate line item.
(b)Operating, general and administrative expenses exclude depreciation and amortization, which are reflected in a separate line item.
(c)Depreciation and amortization includes property, plant and equipment impairment charges of $11 million and $1 million for the nine months ended September 30, 2020 and 2019.

Exhibit 99.3

	Nine Months Ended September 30,		Year Ended December 31,
Key Financial and Operating Data	2020	2019	2019	2018	2017
Fuel sales (millions of gallons)	4,416	5,820	7,658	6,293	5,799
Average fuel sales prices (dollars per gallon)	$2.23	$2.65	$2.64	$2.65	$2.39
Merchandise sales (in millions)	$4,784	$4,728	$6,284	$5,231	$5,170
Same store gasoline sales volume (period-over-period)(a)	(20.6)%	(2.8)%	(3.3)%	(1.5)%	(1.3)%
Same store merchandise sales (period-over-period)(a)(b)	(0.9)%	5.6%	5.4%	4.2%	1.2%
Summary of Speedway Operating Stores
Company Owned Company Operated stores at period end	3,509	3,516	3,545	3,491	2,744
Multi-Site Operator stores at period-end	345	415	353	432	⸺
Total Speedway Operating Stores	3,854	3,931	3,898	3,923	2,744
Franchise stores at period-end	74	76	74	82	⸺
(a)    Same store comparison includes only locations owned at least 13 months.
(b)    Excludes cigarettes.
Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019
Sales
Sales decreased $5.5 billion, or 27%, primarily due to the effects of the COVID-19 pandemic which resulted in restricted travel, social distancing and reduced business operations. Speedway’s fuel sales decreased by $5.6 billion due to a $0.42 per gallon decrease in average fuel sales prices and a decrease of 1.4 billion gallons sold. In addition, fuel sales volumes decreased as a result of an agreement between Speedway and PTC, effective October 1, 2019, in which PTC supplies, prices and sells diesel fuel at certain Speedway and PTC locations with both companies sharing in the diesel fuel margins. The decrease in fuel sales was offset slightly by a $56 million increase in merchandise sales as a result of increased sales in the beer, wine and cigarettes product categories.
Equity Investment Income
Equity investment income reflects our proportionate share of net income generated by our equity method investee, PFJ Southeast. Equity investment increased by $12 million, or 21%, mainly due to an increase in income for PFJ Southeast.
Diesel Branding Agreement Income
Diesel branding agreement income increased $110 million due to our diesel branding agreement with PTC, effective October 1, 2019, in which PTC agreed to supply, price and sell fuel at certain Speedway and PTC locations.
Cost of Sales
Cost of sales (“COS”) includes all costs incurred to acquire transportation fuels and merchandise inventories, including the purchase price, freight-in, transportation costs to stores, purchasing costs and shrinkage. COS decreased $5.6 billion, or 33%, primarily due to the effects of the COVID-19 pandemic on fuel costs, which decreased by $5.7 billion directly impacted by a decrease in volume of 1.4 billion gallons and a decrease in costs of $0.11 per gallon. This decrease was partially offset by an increase in merchandise costs of $61 million driven by increased sales in the beer, wine and cigarettes product categories.

Exhibit 99.3
Operating, General and Administrative Expenses
Operating, general and administrative expenses primarily consist of salaries and wages, rent, bankcard processing fees, purchased services and other general corporate overhead charges. Operating, general and administrative expenses decreased $124 million, or 6%, year over year primarily due to decreases of $61 million in bankcard processing fees and decreases in operating costs resulting from closed and sold stores. Operating costs for stores acquired in 2019 were included in our results beginning on the acquisition dates.
Depreciation and Amortization
Depreciation and amortization increased $27 million, or 9%, primarily due to significant capital expenditures and assets placed into service after September 30, 2019. $17 million of the increase is primarily for the conversion of Andeavor Retail stores to Speedway branding. The remaining increase is predominantly due to asset impairments of $10 million.
Interest Expense
Interest expense decreased $16 million, or 18%, primarily due to a $17 million decrease in related party interest expense as a result of the partial settlement of related party loans during the quarter ended September 30, 2020. See Note 4 to our unaudited condensed combined financial statements for the nine months ended September 30, 2020 for further details on related party debt.
Income Taxes
Income tax expense increased $97 million, or 60%, primarily due to increased pre-tax income of $364 million combined with a higher effective tax rate for the nine months ended September 30, 2020. The effective tax rates of 25.7% and 25.1% for the nine months ended September 30, 2020 and 2019 respectively are higher than the U.S. statutory rate of 21 percent primarily due to state and local income taxes.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Sales
Sales increased $4.6 billion, or 21%, primarily due to increased fuel and merchandise sales of $5.2 billion resulting from the Andeavor Retail acquisition on October 1, 2018. Excluding the impact of the Andeavor Retail acquisition, Speedway sales decreased by $621 million, driven primarily by a decrease in fuel sales of $969 million due to a $0.13 per gallon decrease in average fuel sales prices and a decrease of 81 million gallons sold. The decrease in fuel sales was partially offset by an increase in merchandise sales of $352 million driven by increased sales in the beer, wine, food service and cigarettes product categories.
Equity Investment Income
Equity investment income reflects our proportionate share of net income generated by our equity method investee, PFJ Southeast. Equity investment increased by $8 million, or 11%, mainly due to an increase in income for PFJ Southeast.
Diesel Branding Agreement Income
Diesel branding agreement income increased $28 million due to our diesel branding agreement with PTC, effective October 1, 2019, in which PTC agreed to supply, price and sell fuel at certain Speedway and PTC locations.
Cost of Sales
COS includes all costs incurred to acquire transportation fuels and merchandise inventories, including the purchase price, freight-in, transportation costs to stores, purchasing costs and shrink. COS increased $3.6 billion, or 19%, primarily due to increases in costs of fuel and merchandise of $4.3 billion resulting from the Andeavor Retail acquisition. The increase was partially offset by a decrease in Speedway COS (excluding the impact of the Andeavor Retail acquisition) of $727 million primarily driven by a $975 million decrease in fuel costs directly impacted by a

Exhibit 99.3
decrease in costs of $0.13 per gallon offset by an increase in merchandise costs of $248 million in the beer, wine, food service and cigarettes product categories.
Operating, General and Administrative Expenses
Operating, general and administrative expenses primarily consist of salaries and wages, rent, bankcard processing fees, purchased services and other general corporate overhead charges. Operating, general and administrative expenses increased $719 million, or 34%, year-over-year primarily due our acquisitions of Andeavor Retail, NOCO and Express Mart and increased corporate overhead charges from MPC. Operating costs for stores acquired in 2019 and 2018 were included in our results beginning on the acquisition dates.
Depreciation and Amortization
Depreciation and amortization increased $93 million, or 29%, primarily due to higher fixed asset depreciation and intangible asset amortization of $50 million as a result of the Andeavor Retail acquisition and other acquisitions in 2018 and 2019. Depreciation and amortization also increased due to asset impairments of $21 million. The remaining increase is due to higher capital expenditures and the related assets placed into service in 2019 compared to 2018.
Interest Expense
Interest expense increased $1 million, or 0.1%, mainly due to a $6 million increase in interest expense related to finance lease obligations assumed as part of the Andeavor Retail acquisition, partially offset by a $5 million decrease in related-party interest expense as a result of lower average LIBOR rates in 2019 compared to 2018. See Note 6 to our audited combined financial statements for further details on related-party debt.
Income Taxes
Our income tax expense increased to $221 million, or 30%, and resulted in an effective tax rate of 25% in 2019 that was higher than the U.S. statutory rate of 21%. This was primarily due to state and local income taxes being partially offset by tax credits. The income tax expense of $170 million resulted in an effective tax rate of 26% in 2018 that was higher than the U.S. statutory rate of 21%. This was primarily due to state and local income taxes (inclusive of the remeasurement of deferred taxes related to a change in the effective state income tax rates), which was partially offset by tax credits. See Note 16 to our audited combined financial statements for further details.
Year Ended December 31, 2018 Compared to Year Ended December 31, 2017
Sales
Sales increased $2.9 billion, or 15%. The majority of this increase was due to $1.7 billion of revenues resulting from the acquisition of Andeavor Retail on October 1, 2018. Excluding the impact of the Andeavor Retail acquisition, Speedway sales increased by $1.2 billion. The increase was driven primarily by an increase in fuel sales of $1.9 billion due to a 9 million increase in gallons sold and a $0.32 per gallon increase in average fuel sales prices. Merchandise sales increased $124 million due to an increase in sales across the cigarettes, beer, wine, and food service categories. These increases were partially offset by our election to present revenues net of certain taxes under ASC Topic 606 prospectively from January 1, 2018, which resulted in a decrease in revenues of $844 million in 2018 for Speedway (excluding the impact of Andeavor Retail). See Note 3 to our audited combined financial statements for additional information.
Equity Investment Income
Equity investment income reflects our proportionate share of net income generated by our equity method investee, PFJ Southeast. Equity investment increased by $5 million, or 7%, mainly due to an increase in income for PFJ Southeast.
Cost of Sales
COS increased by $2.5 billion, or 15%, primarily due to increases in costs of fuel and merchandise of $1.4 billion resulting from the Andeavor Retail acquisition. Excluding the impact of the Andeavor Retail acquisition,

Exhibit 99.3
Speedway COS increased $1.1 billion primarily driven by increases in fuel costs of $1.8 billion directly impacted by an increase of $0.30 per gallon, partially offset by our election to present revenues net of certain taxes under ASC Topic 606 prospectively from January 1, 2018, which resulted in a decrease in COS of $844 million in 2018 for Speedway (excluding the impact of the Andeavor Retail acquisition). The remaining difference is driven by changes in cost of merchandise.
Operating, General and Administrative Expenses
Operating, general and administrative expenses increased $315 million, or 18%, year-over-year primarily due to the inclusion of three months of operating, general and administrative expenses of Andeavor Retail and increased corporate overhead charges from MPC.
Depreciation and Amortization:
Depreciation and amortization increased $47 million, or 17%, primarily due to higher capital expenditures and the related assets placed into service which increased depreciation and amortization by $32 million (excluding the impact of the Andeavor Retail acquisition) in 2018 compared to 2017. Depreciation also increased $15 million due to the acquisition of Andeavor Retail.
Interest Expense
Interest expense increased $4 million, or 4%, due to an increase in related-party interest expense as a result of higher average LIBOR rates in 2018 compared to 2017.
Income Taxes
Our income tax expense increased to $170 million, or 286%, and resulted in an effective tax rate of 26% in 2018 that was higher than the U.S. statutory rate of 21%. This was primarily due to state and local income taxes (inclusive of the remeasurement of deferred taxes related to a change in the effective state income tax rates), which was partially offset by tax credits. The income tax expense of $44 million resulted in an effective tax rate of 8% in 2017 that was lower than the U.S. statutory rate of 35%. This was primarily due to a tax benefit of $174 million recorded for the remeasurement of deferred taxes related to the decrease in the U.S. statutory rate from 35% to 21% as a result of the TCJA, which was partially offset by state and local income taxes. See Note 16 to our audited combined financial statements for further details.
Historical Liquidity and Capital Resources
Funding and Liquidity Strategy
Speedway has historically participated in MPC’s centralized treasury management, including centralized cash pooling and overall financing arrangements. Transfers of cash both to and from these arrangements are reflected as a component of Parent company investment in the condensed combined balance sheets. However, historically, we have generated operating cash flow sufficient to fund our working capital, capital expenditure and financing requirements.
Following the Transactions, the capital structure and sources of liquidity for Speedway are expected to change significantly. We will no longer participate in MPC’s centralized treasury management. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, our access to bank lines of credit and the capital markets, and any intercompany arrangements entered into with 7-Eleven.
Cash Flows
Our cash and cash equivalents balance was $111 million and $198 at September 30, 2020 and 2019, respectively, and $165 million, $212 million and $166 million at December 31, 2019, 2018 and 2017, respectively. Net cash provided by (used in) operating activities, investing activities and financing activities for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017 are presented in the following table.

Exhibit 99.3

(in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
Net cash provided by (used in):
Operating activities	$1,110	$838	$1,174	$944	$712
Investing activities	(282)	(351)	(464)	(357)	(357)
Financing activities	(882)	(531)	(787)	(511)	(320)
Total	$(54)	$(44)	$(77)	$76	$35
Operating Activities
Net cash provided by operating activities increased $253 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to an increase in operating results, which was offset by an unfavorable change in working capital of $102 million.
Net cash provided by operating activities increased $230 million in 2019 compared to 2018, primarily due to an increase in operating results, which was offset by an unfavorable change in working capital of $15 million. Net cash provided by operating activities increased $232 million in 2018 compared to 2017, primarily due to an increase in operating results and favorable change in working capital of $13 million.
Investing Activities
Cash flows used in investing activities decreased $69 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease in the first nine months of 2020 is primarily attributable to reduced capital expenditures of $60 million, driven primarily by Andeavor Retail store conversions that took place at a higher rate in 2019 compared to 2020 due to a $250 million reduction in the annual capital forecast for 2020 as a result of the COVID-19 pandemic. This was partially offset by an increase in cash proceeds from sales of property, plant and equipment of $9 million.
Cash flows used in investing activities increased $107 million in 2019 compared to 2018. The increase in 2019 was primarily attributable to additional capital expenditures of $155 million primarily due to a full year of Andeavor Retail store conversions in 2019. This was partially offset by an increase in cash proceeds from sales of property, plant and equipment of $48 million. Cash flows used in investing activities remained consistent in 2018 compared to 2017.
The unaudited condensed combined statements of cash flows for the nine months ended September 30, 2020 and 2019 exclude changes to the unaudited condensed combined balance sheets that did not affect cash. The audited combined statements of cash flows for the years ended December 31, 2019, 2018 and 2017 exclude changes to the combined balance sheets that did not affect cash. A reconciliation of additions to property, plant and equipment to total capital expenditures and investments follows for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017.

(in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
Additions to property, plant and equipment per consolidated statements of cash flows	$305	$365	$544	$389	$384
Increase (decrease) in capital accruals	(95)	(21)	25	47	(1)
Total capital expenditures	210	344	569	436	383
Investments in equity method investees	15	13	(11)	13	45
Total capital expenditures and investments	$225	$357	$558	$449	$428

Exhibit 99.3
Financing Activities
Cash used for or provided by financing activities is due to transfers to and from our parent, MPC, and repayments of related-party debt. The components of net transfers include: (i) cash transfers from Speedway to MPC, (ii) cash investments from MPC used to fund operations, capital expenditures and acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of MPC’s corporate expenses. See Note 4 to our unaudited combined financial statements and Note 6 to our audited combined financial statements for more information.
Capital Requirements
Capital Spending and Contractual Cash Obligations
As of September 30, 2020, Speedway’s remaining 2020 forecasted capital expenditures of approximately $40 million is focused on site acquisitions and conversion of acquired locations to the Speedway brand and systems, growth in existing and new markets, commercial fueling/diesel expansion, food service through store remodels and high-quality acquisitions.
Major capital projects over the last three years included converting recently acquired locations to the Speedway brand and systems, building new store locations, remodeling and rebuilding existing locations in core markets and building out our network of commercial fueling lane locations to capitalize on diesel demand.
The outstanding balance on Speedway’s $875 million 5.25% Senior Note due September 15, 2022 was settled during the quarter ended September 30, 2020, with the settlement reflected as a component of Transfers (to) / from MPC, net in the condensed combined statements of cash flows. Speedway’s $875 million 5.5% Senior Note due September 15, 2024 was partially settled during the quarter ended September 30, 2020 with a remaining balance of $739 million as of September 30, 2020, which is expected to be paid off in connection with the consummation of the Acquisition. At September 30, 2020, our contractual commitments to purchase services and materials totaled $29 million; there were no such material commitments at December 31, 2019.
Off-Balance Sheet Arrangements
Off-balance sheet arrangements comprise those arrangements that may potentially impact our liquidity and capital resources and results of operations, even though such arrangements are not recorded as liabilities under GAAP. Our off-balance sheet arrangements are limited to indemnities and guarantees. See Note 17 to our audited combined financial statements for further discussion of guarantees. Although these arrangements serve a variety of our business purposes, we are not dependent on them to maintain our liquidity and capital resources, and we are not aware of any circumstances that are reasonably likely to cause the off-balance sheet arrangements to have a material adverse impact on liquidity and capital resources.
Environmental Matters and Compliance Costs
We have incurred and may continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations and clean-up efforts related to underground storage tanks at presently or formerly owned or operated retail locations. If these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, our operating results will be adversely affected. We believe that substantially all of our competitors must comply with similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating locations and underground storage tanks or marketing areas related to retail operations.
Legislation and regulations pertaining to fuel specifications, climate change and greenhouse gases have the potential to materially adversely impact our business, financial condition, results of operations and cash flows, including costs of compliance and permitting delays. The extent and magnitude of these adverse impacts cannot be reliably or accurately estimated at this time because specific regulatory and legislative requirements have not been finalized and uncertainty exists with respect to the measures being considered, the costs and the time frames for compliance, and our ability to pass compliance costs on to our customers.
Our environmental expenditures, including non-regulatory expenditures, for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017 were:

Exhibit 99.3

(in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
Capital	$9	$13	$22	$19	$7
Compliance:(a)
Operating and Maintenance	16	17	22	11	9
Remediation(b)	16	15	20	21	18
Total	$41	$45	$64	$51	$34
(a)Based on the American Petroleum Institute’s definition of environmental expenditures.
(b)These amounts include spending charged against remediation reserves, where permissible, but exclude non-cash provisions recorded for environmental remediation.
Our environmental capital expenditures accounted for 4%, 4%, 4%, 4% and 2% of capital expenditures for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017, respectively, excluding acquisitions.
We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. Accruals are not discounted for state reimbursement funds or insurance proceeds. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.
New or expanded environmental requirements, including under the Biden administration, which could increase our environmental costs, may arise in the future. It is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed.
In certain instances, Speedway can obtain reimbursement from state underground storage tank funds for certain remedial costs associated with tank releases. Receivables from state government agencies related to a portion of Speedway’s remedial obligations amounted to approximately $20 million at September 30, 2020 and December 31, 2019. We continuously assess the probability of collection of state reimbursement receivables based on each state’s fund balance, revenue sources, existing claims backlog, status of clean-up activity, the sunset status of each state’s fund, and our claim ranking, which can result in periodic adjustments to reimbursement receivables. Changes in these factors could result in periodic adjustments to our reimbursement receivables.
Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Accounting estimates are considered to be critical if (1) the nature of the estimates and assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and (2) the impact of the estimates and assumptions on financial condition or operating performance is material. The most significant areas involving management judgments and estimates are described below. Actual results could differ from the estimates and assumptions used.
Impairment Assessments of Long-Lived Assets, Goodwill and Equity Method Investments
Fair value calculated for the purpose of testing our long-lived assets, intangible assets, goodwill and equity method investments for impairment is estimated using the expected present value of future cash flows method and comparative market prices when appropriate. Significant judgment is involved in performing these fair value estimates since the results are based on forecasted financial information prepared using significant assumptions including:
•Future margins on products sold. Our estimates of future product margins are based on our analysis of various supply and demand factors, which include, among other things, end-user demand, capital expenditures and economic conditions. Such estimates are consistent with those used in our planning and capital investment reviews.

Exhibit 99.3
•Discount rate commensurate with the risks involved. We apply a discount rate to our cash flows based on a variety of factors, including market and economic conditions, operational risk, regulatory risk and political risk. This discount rate is also compared to recent observable market transactions, if possible. A higher discount rate decreases the net present value of cash flows.
•Future capital requirements. These are based on authorized spending and internal forecasts.
We base our fair value estimates on projected financial information, which we believe to be reasonable. However, actual results may differ materially from these projections.
The need to test for impairment can be based on several indicators, including a significant reduction in demand for our products, a poor outlook for profitability, a significant reduction in fuel margins, other changes to contracts or changes in the regulatory environment.
Long-Lived Assets
Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate that the carrying value of the assets may not be recoverable based on the expected undiscounted future cash flow of an asset group. For purposes of impairment evaluation, long-lived assets must be grouped at the lowest level for which independent cash flows can be identified, which generally is company-owned convenience store locations and assets. If the sum of the undiscounted estimated pretax cash flows is less than the carrying value of an asset group, fair value is calculated, and the carrying value is written down to the calculated fair value.
Goodwill
Unlike long-lived assets, goodwill is subject to annual, or more frequent if necessary, impairment testing. A goodwill impairment loss is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, without exceeding the recorded amount of goodwill. As of September 30, 2020 and December 31, 2019, we had a total of $4.4 billion and $4.4 billion of goodwill recorded on our combined balance sheet, respectively.
Prior to performing our annual impairment assessment as of November 30, 2019, we determined that no significant adjustments to the carrying value of goodwill were necessary. The annual impairment assessment for these resulted in the fair value of our reporting unit exceeding its carrying value by approximately 140%.
Significant assumptions used to estimate the reporting units’ fair value included estimates of future cash flows and market information for comparable assets. If estimates for future cash flows, which are impacted by consumer demand at retail locations and store performance, were to decline, the overall reporting units’ fair value would decrease, resulting in potential goodwill impairment charges. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the impairment tests will prove to be an accurate prediction of the future. See Note 10 to our audited combined financial statements for additional information on our goodwill, including a table summarizing our recorded goodwill. See Note 11 to our audited combined financial statements for additional information on our intangible assets.
Equity Method Investments
Equity method investments are assessed for impairment whenever factors indicate an other than temporary loss in value. Factors providing evidence of such a loss include the fair value of an investment that is less than its carrying value, absence of an ability to recover the carrying value or the investee’s inability to generate income sufficient to justify our carrying value. At September 30, 2020 and December 31, 2019, we had $315 million and $330 million, respectively, of investments in equity method investments recorded on our consolidated balance sheet.
An estimate of the sensitivity to net income resulting from impairment calculations is not practicable, given the numerous assumptions (e.g., pricing, volumes and discount rates) that can materially affect our estimates. That is, unfavorable adjustments to some of the above listed assumptions may be offset by favorable adjustments in other assumptions.

Exhibit 99.3
See Note 8 to our audited combined financial statements for additional information on our equity method investments.
Acquisitions
In accounting for business combinations, acquired assets, assumed liabilities and contingent consideration are recorded based on estimated fair values as of the date of acquisition. The excess or shortfall of the purchase price when compared to the fair value of the net tangible and identifiable intangible assets acquired, if any, is recorded as goodwill or a bargain purchase gain, respectively. A significant amount of judgment is involved in estimating the individual fair values of property, plant and equipment, intangible assets, contingent consideration and other assets and liabilities. We use all available information to make these fair value determinations and, for certain acquisitions, engage third-party consultants for valuation assistance.
The fair value of assets and liabilities, including contingent consideration, as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; the cost approach, which requires estimates of replacement costs and depreciation and obsolescence estimates; and the market approach, which uses market data and adjusts for entity-specific differences. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value. See Note 4 to our audited combined financial statements for additional information on our acquisitions. See Note 13 to our audited combined financial statements for additional information on fair value measurements.
Pension and Other Postretirement Benefit Obligations
Accounting for pension and other postretirement benefit obligations involves numerous assumptions, the most significant of which relate to the following:
• the discount rate for measuring the present value of future plan obligations;
• the expected long-term return on plan assets;
• the rate of future increases in compensation levels;
• health care cost projections; and
• the mortality table used in determining future plan obligations.
We utilize the work of third-party actuaries to assist in the measurement of these obligations. We have selected different discount rates for each of our pension plans and retiree health and welfare based on the projected benefit payment patterns of each individual plan. The selected rates are compared to various similar bond indexes for reasonableness. In determining the assumed discount rates, we use our third-party actuaries’ discount rate models. These models calculate an equivalent single discount rate for the projected benefit plan cash flows using yield curves derived from Aa or higher bond yields. The yield curves represent a series of annualized individual spot discount rates from 0.5 to 99 years. The bonds used have an average rating of Aa or higher by a recognized rating agency and generally only non-callable bonds are included. Outlier bonds that have a yield to maturity that deviate significantly from the average yield within each maturity grouping are not included. Each issue is required to have at least $250 million par value outstanding.
Of the assumptions used to measure the year-end obligations and estimated annual net periodic benefit cost, the discount rate has the most significant effect on the periodic benefit cost reported for the plans. Decreasing the discount rates of 2.85% for our pension plans and 3.25% for our other postretirement benefit plans by 0.25% would increase pension obligations and other postretirement benefit plan obligations by $4.8 billion and $174 million, respectively, and would increase defined benefit pension expense and other postretirement benefit plan expense by $55 million and $18 million, respectively.
The long-term asset rate of return assumption considers the asset mix of the plans (currently targeted at approximately 14% equity securities and 86% fixed income securities for the primary funded pension plan), past performance and other factors. Certain components of the asset mix are modeled with various assumptions regarding

Exhibit 99.3
inflation and returns. In addition, our long-term asset rate of return assumption is compared to those of other companies and to historical returns for reasonableness. We used the 5% long-term rate of return to determine our 2019 defined benefit pension expense. After evaluating activity in the capital markets, along with the current and projected plan investments, we decreased the asset rate of return for our primary plan to 4.50% effective for 2020. Decreasing the 5% asset rate of return assumption by 0.25% would increase our defined benefit pension expense by $464 million.
Compensation change assumptions are based on historical experience, anticipated future management actions and demographics of the benefit plans.
Health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends.
We utilized the 2019 mortality tables from the U.S. Society of Actuaries.
Note 14 to our audited combined financial statements includes detailed information about the assumptions used to calculate the components of our annual defined benefit pension and other postretirement plan expense, as well as the obligations and accumulated other comprehensive loss reported on the year-end balance sheets.
Recently Issued and Adopted Accounting Standards
Refer to Note 2 to our unaudited combined financial statements and Note 3 to our audited combined financial statements for discussion of recently issued and adopted accounting standards.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
Speedway has historically participated in MPC’s centralized treasury management, including centralized cash pooling and overall financing arrangements. We have transferred cash to MPC daily and MPC has funded our operations and investing activities, as needed. Excluding certain intercompany notes and finance lease obligations, we have no other third-party debt or financial instruments where we are exposed to interest rate risks.
Commodity Price Risk
Speedway is exposed to market risks related to the volatility in the price of transportation fuels (primarily gasoline and diesel). We have not historically hedged or managed our price risk as the time between purchase of our gasoline and diesel fuel inventory and sales to our customers is very short.
Foreign Currency Risk
All of our operations are in the U.S.; as such, we have no exposure to foreign currency fluctuations.

Cautionary Note Regarding Forward Looking Statements

This MD&A includes forward-looking statements that are subject to risks, contingencies or uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPC’s forward-looking statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that MPC cannot predict. Material differences between actual results and any future performance suggested in MPC’s forward-looking statements could result from a variety of factors, such as the severity and duration of the COVID-19 pandemic and its impact on global economic conditions and MPC’s ability to successfully complete the planned Speedway sale within the expected timeframe or at all. Many of such factors are beyond MPC’s control. These factors also include such risks and uncertainties detailed in MPC’s periodic public filings with the SEC, including but not limited to those discussed under “Risk Factors” in the MPC’s annual report on Form 10-K for the year ended December 31, 2019 and its quarterly Form 10-Q filings, and in other MPC investor communications from time to

Exhibit 99.3
time. MPC undertakes no obligation to update any forward-looking statement except to the extent required by applicable law.